HYNES & HOWES INSURANCE COUNSELORS, INC.
                            Comparative Balance Sheet
                           September 30, 1998 and 1997



                                                           September 30,
          Assets                                        1998            1997
Current Assets:
   Cash in Bank                                  $    34,183     $    10,675
   Other Current Assets (Note 3)                       8,050           7,170

      Total Current Assets                       $    42,233     $    17,845

Investments:
   Investments in Affiliated Company (Note 4)    $     2,720     $     2,720
   Real Estate Contracts Receivable (Note 3)         639,608         615,566
   Real Estate On Hand                                     0          31,848

      Total Investments                          $   642,328     $   650,134

      Total Assets                               $   684,561     $   667,979


Notes to Financial Statements are an integral part of these statements.